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                                              Exhibit 23.5

                             [LETTERHEAD]
                   Consent of Edwards Leap & Sauer

We consent to the incorporation by reference in this Amended Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission by NHP Incorporated (NHP) of our reports dated February 3, February 15, and March 15, 1995, with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1994, and the incorporation by reference of such reports into NHP's Registration Statement on Form S-8 (No. 333-11933), NHP's Registration Statement on Form S-8 (No. 333-11863), NHP's Registration Statement on Form S-8 (333-11917), NHP's Registration Statement on Form S-8 (333-11857), and NHP's Registration Statement on Form S-8 (333-08137).


/s/ Edwards Leap & Sauer
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Edwards Leap & Sauer
Hollidaysburg, Pennsylvania
October 27, 1997